                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                              SCHEDULE 13G


                Under the Securities Exchange Act of 1934
                           (Amendment No. 3)*


                       HUMAN GENOME SCIENCES, INC.
       -----------------------------------------------------------------
                            (Name of Issuer)


                       Common Stock $.01 par value
       -----------------------------------------------------------------
                     (Title of Class of Securities)


                                444903108
       -----------------------------------------------------------------
                             (CUSIP Number)


       Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in
       Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


       *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                        (Continued on following page(s))
                               Page 1 of 14 pages
                                    --   --

       CUSIP No.  444903108        13G               Page  2  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            HealthCare Ventures III, L.P.

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER


                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             198,106
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                198,106
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            198,106
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.1%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           PN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.   444903108       13G               Page  3  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            HealthCare Partners III, L.P.

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER


                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             198,106
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                198,106
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            198,106
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.1%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           PN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.  444903108       13G               Page  4  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            HealthCare Ventures IV, L.P.

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER


                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             58,061
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                58,061
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            58,061
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             .3%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           PN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.  444903108        13G               Page  5  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            HealthCare Partners IV, L.P.

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER


                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             58,061
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                58,061
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           58,061
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             .3%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           PN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.  444903108        13G               Page  6  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            James H. Cavanaugh, Ph.D.

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                81,914
                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             256,167
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                81,914
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                256,167
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            338,081
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.8%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.  444903108        13G               Page  7  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Harold R. Werner

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                21,474
                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             256,167
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                 21,474
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                256,167
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            277,641
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.5%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.  444903108        13G               Page  8  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            John W. Littlechild

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                44,960
                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             256,167
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                44,960
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                256,167
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            301,127
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.6%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.  444903108        13G               Page  9  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William Crouse

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                29,414
                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             256,167
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                29,414
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                256,167
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            285,581
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.5%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                      Page  10  of  14  pages
                                                           -----  -----

Item 1.

         (a)      Name of Issuer:

                  Human Genome Sciences, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  9620 Medical Center Drive
                  Rockville, Maryland 20850-3338

Item 2.

         (a)      Name of Person Filing:

                  HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address for HCV III, HCP III, HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner and Crouse is Twin Towers at Metro Park, 379 Thornall Street, Edison, New Jersey 08837. The business address for Mr. Littlechild is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

         (c)      Citizenship:

                  HCV III, HCP III, HCV IV and HCP IV are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are each United States citizens.

         (d)      Title of Class of Securities:

                  Common Stock, par value $.01 ("Shares").

--------
  (1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP III and HCP IV, which are the general partners of HCV III and HCV IV, respectively, the record holder of Issuer's securities.

                                                      Page  11  of  14  pages
                                                           -----  -----


         (e)      CUSIP Number:

                  444903108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Inapplicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  As of December 31, 1996: HCV III and HCP III beneficially owned 198,106 Shares of Issuer's Common Stock; HCV IV and HCP IV beneficially owned 58,061 Shares of Issuer's Common Stock; and each of Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse each beneficially owned 388,081, 277,641, 301,127 and 285,581 Shares of Issuer's Common Stock, respectively.

         (b)      Percent of Class:

                  As of December 31, 1996: the 198,106 Shares of Issuer's securities beneficially owned by HCV III and HCP III constitute 1.1% of Issuer's Shares outstanding; the 58,061 Shares of Issuer's securities beneficially owned by HCV IV and HCP IV constitute 0.3% of Issuer's Shares outstanding; and the 388,081, 277,641, 301,127 and 285,581 Shares of Issuer's
                  securities beneficially owned by each of Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse constitute 1.8%, 1.5%, 1.6% and 1.5%, respectively, of Issuer's Shares outstanding.

         (c)      Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: Each of Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse has the sole power to vote or direct the vote of the 81,914, 21,474, 44,960 and 29,414 Shares, respectively, of Issuer's Common Stock beneficially owned by him.

                  (ii) shared power to vote or to direct the vote: HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV III.

                                                      Page  12  of  14  pages
                                                           -----  -----



                           HCV IV, HCP IV Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or to direct the vote of those Shares owned by HCV IV.

                  (iii) sole power to dispose or to direct the disposition of: Each of Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse has the sole power to dispose or direct the disposition of the 81,914, 21,474, 44,960 and 29,414 Shares, respectively, of Issuer's Common Stock beneficially owned by him.

                  (iv) shared power to dispose of or to direct the disposition of: HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV III.

                           HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or to direct the disposition of those Shares owned by HCV IV.

Item 5.           Ownership of Five Percent or less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Class of Securities, check the following [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Inapplicable.

Item 8.           Identification and Classification of Members of the Group:

                  Inapplicable.

Item 9.           Notice of Dissolution of Group:

                  Inapplicable.

Item 10.          Certification:

                  Inapplicable.

                                                      Page  13 of  14  pages
                                                           -----  -----
                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 1997                   HealthCare Ventures III, L.P.,
            Edison, New Jersey              by its General Partner, HealthCare Partners III, L.P.

                                            By:       /s/ Jeffrey Steinberg
                                                  -----------------------------
                                                        Administrative Partner

Dated:  February 13, 1997                   HealthCare Partners III, L.P.
            Edison, New Jersey
                                            By:       /s/ Jeffrey Steinberg
                                                  -----------------------------
                                                        Administrative Partner

Dated:  February 13, 1997                   HealthCare Ventures IV, L.P.,
            Edison, New Jersey              by its General Partner, HealthCare Partners IV, L.P.

                                            By:       /s/ Jeffrey Steinberg
                                                  -----------------------------
                                                        Administrative Partner

Dated:  February 13, 1997                   HealthCare Partners IV, L.P.
            Edison, New Jersey
                                            By:       /s/ Jeffrey Steinberg
                                                  -----------------------------
                                                        Administrative Partner

Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
             Edison, New Jersey                   -----------------------------
                                                     James H. Cavanaugh, Ph.D.

Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
              Edison, New Jersey                  -----------------------------
                                                        Harold R. Werner

Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
              Cambridge,                          -----------------------------
              Massachusetts                            John W. Littlechild


Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
              Edison, New Jersey                  -----------------------------
                                                          William Crouse

                                                      Page  14 of  14  pages
                                                           -----  -----
                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G


                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Human Genome Sciences, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  February 13, 1997                   HealthCare Ventures III, L.P.,
            Edison, New Jersey              by its General Partner, HealthCare Partners III, L.P.

                                            By:       /s/ Jeffrey Steinberg
                                                  -----------------------------
                                                        Administrative Partner

Dated:  February 13, 1997                   HealthCare Partners III, L.P.
            Edison, New Jersey
                                            By:       /s/ Jeffrey Steinberg
                                                  -----------------------------
                                                        Administrative Partner

Dated:  February 13, 1997                   HealthCare Ventures IV, L.P.,
            Edison, New Jersey              by its General Partner, HealthCare Partners IV, L.P.

                                            By:       /s/ Jeffrey Steinberg
                                                  -----------------------------
                                                        Administrative Partner

Dated:  February 13, 1997                   HealthCare Partners IV, L.P.
            Edison, New Jersey
                                            By:       /s/ Jeffrey Steinberg
                                                  -----------------------------
                                                        Administrative Partner

Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
             Edison, New Jersey                   -----------------------------
                                                    James H. Cavanaugh, Ph.D.

Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
             Edison, New Jersey                   -----------------------------
                                                         Harold R. Werner

Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
              Cambridge,                          -----------------------------
              Massachusetts                           John W. Littlechild


Dated:  February 13, 1997                   By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
             Edison, New Jersey                   -----------------------------
                                                         William Crouse